SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                             JMAR TECHNOLOGIES, INC.
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    466212107
                                    ---------
                                 (CUSIP Number)

                                 Not Applicable
                                 --------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1 (b)
         [X] Rule 13d-1 (c)
         [ ] Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------- -----------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON: Laurus Master Fund, Ltd.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0337673
-------------- -----------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) [   ]
                                                                                      (b) [   ]
-------------- -----------------------------------------------------------------------------------
3              SEC USE ONLY
-------------- -----------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
------------------------ ---------- --------------------------------------------------------------
NUMBER OF                5          SOLE VOTING POWER: 2,360,467 shares of Common Stock.*
SHARES                   ---------- --------------------------------------------------------------
BENEFICIALLY             6          SHARED VOTING POWER: 2,360,467 shares of Common Stock.*
OWNED BY                 ---------- --------------------------------------------------------------
EACH                     7          SOLE DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
REPORTING                ---------- --------------------------------------------------------------
PERSON                   8          SHARES DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
-------------- -----------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,360,467 shares of Common Stock.
-------------- -----------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               Not applicable
-------------- -----------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.51%
-------------- -----------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON
               CO
-------------- -----------------------------------------------------------------------------------






-----------------------------------

      * These shares are owned by Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principal of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

-------------- -----------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON: Laurus Capital Management, LLC
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  13-4150669
-------------- -----------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) [   ]
                                                                                      (b) [   ]
-------------- -----------------------------------------------------------------------------------
3              SEC USE ONLY
-------------- -----------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------ ---------- --------------------------------------------------------------
NUMBER OF                5          SOLE VOTING POWER: 2,360,467 shares of Common Stock.*
SHARES                   ---------- --------------------------------------------------------------
BENEFICIALLY             6          SHARED VOTING POWER: 2,360,467 shares of Common Stock.*
OWNED BY                 ---------- --------------------------------------------------------------
EACH                     7          SOLE DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
REPORTING                ---------- --------------------------------------------------------------
PERSON                   8          SHARES DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
-------------- -----------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,360,467 shares of Common Stock.
-------------- -----------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               Not applicable
-------------- -----------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.51%
-------------- -----------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON
               OO
-------------- -----------------------------------------------------------------------------------








-----------------------------------

      * These shares are owned by Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

-------------- -----------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON: David Grin
-------------- ------------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) [   ]
                                                                                      (b) [   ]
-------------- ------------------------------------------------------------------------------------
3              SEC USE ONLY
-------------- ------------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION
               Israel
------------------------ ---------- ---------------------------------------------------------------
NUMBER OF                5          SOLE VOTING POWER: 2,360,467 shares of Common Stock.*
SHARES                   ---------- ---------------------------------------------------------------
BENEFICIALLY             6          SHARED VOTING POWER: 2,360,467 shares of Common Stock.*
OWNED BY                 ---------- ---------------------------------------------------------------
EACH                     7          SOLE DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
REPORTING                ---------- ---------------------------------------------------------------
PERSON                   8          SHARES DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
-------------- ------------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,360,467 shares of Common Stock.
-------------- ------------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               Not applicable
-------------- ------------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.51%
-------------- ------------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON
               IN
-------------- ------------------------------------------------------------------------------------








-----------------------------------

      * These shares are owned by Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

-------------- ------------------------------------------------------------------------------------
1              NAME OF REPORTING PERSON: Eugene Grin
-------------- ------------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) [   ]
                                                                                      (b) [   ]
-------------- ------------------------------------------------------------------------------------
3              SEC USE ONLY
-------------- ------------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
------------------------ ---------- ---------------------------------------------------------------
NUMBER OF                5          SOLE VOTING POWER: 2,360,467 shares of Common Stock.*
SHARES                   ---------- ---------------------------------------------------------------
BENEFICIALLY             6          SHARED VOTING POWER: 2,360,467 shares of Common Stock.*
OWNED BY                 ---------- ---------------------------------------------------------------
EACH                     7          SOLE DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
REPORTING                ---------- ---------------------------------------------------------------
PERSON                   8          SHARES DISPOSITIVE POWER: 2,360,467 shares of Common Stock.*
-------------- ------------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,360,467 shares of Common Stock.
-------------- ------------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               Not applicable
-------------- ------------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.51%
-------------- ------------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON
               IN
-------------- ------------------------------------------------------------------------------------








-----------------------------------

      * These shares are owned by Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

Item 1(a).        Name of Issuer:  JMAR Technologies, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  5800 Armada Drive
                  Carlsbad, CA 92008

Item 2(a).        Name of Person Filing: Laurus Master Fund, Ltd.

                        This Schedule 13G is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd. Information related to each of Laurus Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.



Item 2(b).        Address of Principal Business Office or if none, Residence:
                  c/o Laurus Capital Management, LLC, 825 Third Avenue,
                  14th Floor, New York, NY 10022

Item 2(c).        Citizenship:  Cayman Islands

Item 2(d).        Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).        CUSIP Number:  466212107

Item 3.           Not Applicable

Item 4.           Ownership:


            (a)   Amount Beneficially Owned: 2,360,467 shares of Common Stock.

            (b)   Percent of Class: 6.51%

            (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 2,360,467 shares of Common Stock*

            (ii) shared power to vote or to direct the vote: 2,360,467 shares of Common Stock*

            (iii) sole power to dispose or to direct the disposition of:
                  2,360,467 shares of Common Stock*

            (iv)  shared power to dispose or to direct the disposition of:
                  2,360,467 shares of Common Stock*

Item 5.     Ownership of Five Percent or Less of a Class: Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable

Item 7.     Identification and Classification of Subsidiary Which Acquired the
            Securities:  Not applicable

Item 8.     Identification and Classification of Members of the Group:
            Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

            By signing below, I certify to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




















-----------------------------------

         * These shares are owned by Laurus Master Fund, Ltd. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     December 28, 2005
                                                     -----------------
                                                     Date



                                                     /s/ Eugene Grin
                                                     ---------------
                                                     Eugene Grin
                                                     Director

APPENDIX A

A. Name: Laurus Capital Management, LLC, a Delaware limited liability company
                          825 Third Avenue, 14th Floor
                          New York, New York 10022
   Place of Organization: Delaware


B. Name:                  Eugene Grin
   Business               825 Third Avenue, 14th Floor
   Address:               New York, New York 10022

   Principal              Director of Laurus Master Fund, Ltd.
   Occupation:            Principal of Laurus Capital Management, LLC
   Citizenship:           United States



C. Name:                  David Grin
   Business               825 Third Avenue, 14th Floor
   Address:               New York, New York 10022

   Principal              Director of Laurus Master Fund, Ltd.
   Occupation:            Principal of Laurus Capital Management, LLC
   Citizenship:           Israel

Each of Laurus Capital Management, LLC, Eugene Grin and David Grin hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

Laurus Capital Management, LLC


/s/ Eugene Grin
------------------------------
    Eugene Grin
    Principal
    December 28, 2005



/s/ Eugene Grin
------------------------------
    Eugene Grin, on his individual behalf
    December 28, 2005



/s/ David Grin
------------------------------
    David Grin, on his individual behalf
    December 28, 2005